      As filed with the Securities and Exchange Commission on April 6, 2000
                                                      Registration No. 333-64695
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                            -------------------------
                   POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
                                       ON
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                          MICROTEL INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                         3825                  77-0226211
(State or other jurisdiction of       (Primary Standard         (I.R.S. Employer
 incorporation or organization)    Industrial Classification      Identification
                                         Code Number)                Number)

                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 297-2699
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             CARMINE T. OLIVA, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 297-2699
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                            THOMAS P. GALLAGHER, ESQ.
                             MARTIN J. CONROY, ESQ.
                           GALLAGHER, BRIODY & BUTLER
                         212 CARNEGIE CENTER, SUITE 402
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME, FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ X ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated April 6, 2000

PROSPECTUS


                       4,256,535 SHARES OF COMMON STOCK OF
                          MICROTEL INTERNATIONAL, INC.

         This prospectus is being used in connection with the sale by certain of our stockholders of 4,256,535 shares of common stock which include (1) 3,006,535 shares of common stock to be issued by us when the holders of 59.5 shares of convertible preferred stock convert such preferred stock into common stock and
(2) 1,250,000 common shares to be issued by us upon the exercise of certain outstanding warrants.

         This offering is not being underwritten.

         Selling stockholders can sell their common stock in the over-the-counter market or in privately negotiated transactions, whenever they decide and at the price they set. The common stock may be sold at market price, but the selling stockholders have the right to sell common stock at a premium or discount to market price.

         We will not receive any of the proceeds from the sale of these shares. We have agreed to bear certain expenses in connection with the registration and sales of these shares. See "Plan of Distribution" herein for a description of the manner in which the securities covered by this prospectus may be sold.

         Our common stock is quoted on the OTC Bulletin Board under the stock symbol "MCTL." On March 31, 2000, the closing bid price for the Common shares was $1.125 per share and the closing asked price was $1.15625 per share.

                              --------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" AT PAGES 6 TO 10.

                                -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April 6, 2000

                                TABLE OF CONTENTS


         Where You Can Find More Information                                   3

         Incorporation by Reference                                            4

         Note Concerning Forward Looking Statements                            5

         About MicroTel International                                          5

         Risk Factors                                                          6

         Use of Proceeds                                                      11

         Selling Security Holders                                             12

         Plan of Distribution                                                 14

         Legal Matters                                                        15

         Experts                                                              15

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission, commonly called the SEC, a registration statement on Form S-3 under the Securities Act with respect to the resale of these shares of common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. We refer you to the registration statement and its exhibits for further information.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms 450 Fifth Street, N. W., Washington DC or in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public, free of charge, from the SEC's website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 1-10346) prior to the termination of this offering we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Our Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 31, 2000;
         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 17, 1999;
         o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed on August 16, 1999;
         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999;
         o Our Current Report on Form 8-K dated May 13, 1999, filed on May 19, 1999;
         o Our Current Report on Form 8-K dated April 19, 1999, filed on April 30, 1999;
         o Our Current Report on Form 8-K dated January 31, 1999 filed on February 11, 1999;
         o Our definitive Proxy Statement for our 1999 Annual Meeting of Stockholders dated April 30, 1999, filed on May 4, 1999;
         o The description of our common stock contained in our Registration Statement on Form S-1 filed on September309, 1998, including all amendments or reports filed for the purpose of updating the description.

         You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                                   Randolph D. Foote
                                   Chief Financial Officer
                                   MicroTel International, Inc.
                                   9485 Haven Avenue, Suite 100
                                   Rancho Cucamonga, CA 91730
                                   Telephone (909) 297-2653

                   NOTE CONCERNING FORWARD LOOKING STATEMENTS

         We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sometimes these statements contain words such as "anticipates," "plans," "intends," "expects" and similar expression to identify forward-looking statements.

         These statements are not guarantees of our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from what we say in this prospectus. These risks, uncertainties and other factors include, among others:

         o        General economic conditions;
         o        Changes in laws and government regulations;
         o        Fluctuations in demand for our products;
         o Our ability to consummate strategic acquisitions and successfully finance and integrate any such acquisitions;
         o Our ability to consummate planned disposal of existing loss-producing operations;
         o        Our ability to finance our current ongoing operations, and
         o        Competing products and technologies.

         Given these uncertainties, you should not place undue reliance on these forward-looking statements, which are current only as of the date of this prospectus or the date of the document that we incorporate by reference. We will not revise the forward-looking statements in this prospectus, or in any document that we incorporate by reference, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                          ABOUT MICROTEL INTERNATIONAL

         This is a summary of our business. You should read this summary in the context of the risk factors starting on page 6. For additional information, you should read our reports filed with the Securities and Exchange Commission.

         We design, manufacture and distribute a wide range of electronics hardware products and provide related services, including electronic telecommunications test equipment and data communication equipment (modems). We sell these products primarily to the major long distance telephone service companies, the regional Bell operating companies, international telephone companies and private communications networks. We also design, manufacture and market information technology products, including displays and input components and printed circuits for the international telecommunications, medical, industrial, and military/aerospace markets. Our company is organized into three product line segments - Instrumentation and Test Equipment, Components and Subsystem Assemblies and Circuits.

         Our principal executive offices are located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California, 91730 and our telephone number is (909) 297-2699.

                                  RISK FACTORS

         Investing in our shares is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus.

         There may be additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial which could also have a negative impact on our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would be materially adversely affected. In that event, the trading price of our common stock could decline and you may lose all or part of your investment.

         LIQUIDITY AND CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING; GOING CONCERN UNCERTAINTY. For the year ended December 31, 1999 our cash flow from operations was mainly used to pay down debt. For the year ended December 31, 1998 we incurred substantial negative cash flow from operations which created a severe lack of working capital. As a result, cash flows from operations during 1998 had to be supplemented by the offering of equity securities to support our working capital and planned business development needs. Although we have been successful in obtaining working capital to fund operations to date, we cannot assure you that we will be able to generate additional capital in the future or generate sufficient cash flow to fund current and future operations.

         Our specific needs for, and the timing of, any future financing arrangements will depend on our results of operations, acquisition opportunities, and other unforeseen factors that we cannot presently predict. We cannot assure you that future financing will be available, or, if available, that it will be on terms and conditions acceptable to us. If any additional equity financings are available, they may be dilutive to our stockholders and any debt financing may contain restrictive covenants and additional debt service requirements that could adversely affect our operating results.

         The consolidated financial statements incorporated by reference in this Prospectus have been prepared assuming the Company will continue as a going concern. During the years ended December 31, 1999, 1998 and 1997, the Company experienced significant operating losses. Additionally, the Company is in default of the Domestic Credit Facility agreement as the company is not in compliance with an adjusted net worth covenant contained therein. These factors raise substantial doubt about the Company's ability to continue as a going concern and led the Company's independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to the Company's ability to continue as a going concern. The consolidated financial statements incorporated by reference in this Prospectus do not include any adjustments that might result from the outcome of this uncertainty. The Company's foreign subsidiaries in the United Kingdom, France and Japan have separate borrowing agreements. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.

         COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the electronics hardware industry is very intense and there are a large number of companies developing technology and products similar to ours. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours. We can not assure you that we will be successful in competing with such entities or that our competitors will not develop products or competing technologies that would make our products and technologies obsolete or which would enable them to gain market acceptance of their products more rapidly than ours.

         DEPENDENCE ON KEY PERSONNEL. We are highly dependent on the effort of our management. We maintain key man life insurance on our President and Chief Executive Officer, Carmine T. Oliva. We cannot assure you that we will be able to maintain this policy in effect or that the coverage will be sufficient to compensate us for the loss of the Mr. Oliva's services.

         CONTINUING LOSSES; WRITE-DOWNS. We reported net losses of $4,596,000 for the year ended December 31, 1999 and $1,185,000 for the year ended December 31, 1998. At December 31, 1999 we had an accumulated deficit of $19,759,000. We have written down the carrying value of certain of our assets in recent years, including certain inventory, capitalized software and goodwill associated with certain acquisitions. While we believe, based on our current assessments, that such write-downs are adequate, we cannot assure you that further write-downs of our operating assets will not be required in the future.

         Although we have taken recent actions to reduce costs, improve efficiency and increase sales, we cannot assure you that we will become profitable.

         CYCLICAL NATURE OF ELECTRONICS INDUSTRY. The segments of the electronics industry in which we operate have, in many instances, historically been cyclical and subject to significant economic changes and downturns. These changes, including the contraction of military, commercial and governmental aerospace spending in recent years, have sometimes been characterized by reduced product demand, accelerated decreases of average selling prices, and excess production capacity. In addition, the electronics industry is subject to rapid technological change and short product life leading to product obsolescence. As a result these factors, we may experience substantial fluctuations in future operating results due to general electronic industry conditions, overall economic conditions or other related factors.

         DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY. Our subsidiaries that make up our Instrumentation and Test Equipment business segment depend largely on sales to their principal customers in the telephone industry. In the United States, these customers include AT&T, Sprint, MCI, and the regional Bell operating companies. As a result of the consolidation and/or restructuring of these companies following the passage of the 1996 Telecommunications Bill, certain of our anticipated sales to these companies were canceled or delayed. A significant portion of these consolidations and restructurings are completed. However, there can be no assurance that we will experience any increased demand.

         VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE AND EXTENT OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by our customers can vary as these customers attempt to manage inventory, change their manufacturing strategies and vary their demand for our products due to, among other things

         o        technological change;
         o        introduction of new products;
         o        shortened product life cycles;
         o        competitive conditions; or,
         o        general economic conditions.

          We generally do not receive long-term purchase orders or commitments. A certain portion of our backlog may be subject to cancellation or postponement without a significant penalty or with no penalty.

         ENVIRONMENTAL COMPLIANCE. We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in certain of our manufacturing processes. Our failure to comply with present and future regulations could subject us to future liabilities or the suspension of production. These regulations could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We may also from time to time be subject to lawsuits with respect to environmental matters. The extent of our liability under any such suit is not determinable and may, in certain circumstances, have a material adverse affect on us.

         POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the electronics industry and other factors. The market price of our common stock has been, and may continue to be, highly volatile. Also, the stock market is subject to price and volume fluctuations which affect the market price for many high technology companies in particular, and which can be unrelated to operating performance.

         INCREASED PUBLIC FLOAT. When the registration statement of which this prospectus is a part becomes effective and the conversion of the preferred stock occurs, the number of freely tradable shares of our common stock held by non-affiliates will substantially increase. If a significant number of these freely tradable shares are sold in the open market in the near term, the price of our common stock may decline.

         ACQUISITIONS. We may acquire other companies, assets or product lines that complement or expand our existing business. Acquisitions involve a number of risks that could adversely affect our operating results, including:

         o        diversion of our management's attention;
         o the assimilation of the operations and personnel of the acquired companies;
         o        amortization of acquired intangible assets; and
         o        potential loss of key employees.

         We cannot assure you that any acquisition we make will not materially and adversely affect us or that any such acquisition will enhance our business.

         DEPENDENCE ON PROPRIETARY TECHNOLOGY; PATENTS AND PROPRIETARY RIGHTS. Our future success will be highly dependent on proprietary technology, particularly in the areas of instrumentation and test equipment. Although we hold a limited number of patents, we rely on copyright, trademark and trade secret laws to establish our proprietary rights in our products. We cannot assure you that our reliance on these laws will be adequate to protect our proprietary rights or that our competitors will not independently develop technologies that are equivalent or superior to ours.

         In the future, we may file additional patent applications covering our products or subsystems. We cannot assure you that:

         o        any patents will be issued from our applications;
         o if patents are issued, that the scope of claims granted will be broad enough to protect our technology;
         o any patents that may be issued to us will not be challenged, consolidated or circumvented; or,
         o any rights granted under those patents will provide us with a competitive advantage or meaningful proprietary protection.

         Although we will continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology, systems and products will be difficult and these measures may not be successful. In addition, the laws of certain foreign countries in which we are active may not protect our proprietary rights.

         ADVERSE EFFECTS OF ISSUANCE OF ADDITIONAL PREFERRED STOCK. Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors, without further stockholder approval. Preferred stock may have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Also, issuance of additional preferred stock could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock.

         CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES; EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; ADDITIONAL DILUTION; SHARES AVAILABLE FOR SALE. On March 31, 2000, we had 59.5 shares of preferred stock outstanding that are convertible into 3,006,535 common shares at an assumed conversion 50,530 common shares per preferred share. Also, on March 31, 2000, there were outstanding exercisable stock options to purchase an aggregate of 1,365,000 shares of common stock at exercise prices ranging from $0.20 to $3.44 per share and outstanding and exercisable warrants for the purchase of 5,232,260 shares of common stock at exercise prices ranging from $0.25 to $3.79 per share. If any of the outstanding preferred shares are converted or the stock options and warrants are exercised the interests of our existing stockholders will be substantially diluted.

         NUMBER OF COMMON SHARES ISSUABLE UPON CONVERSION OF PREFERRED SHARES. In Amendment No. 1 that we filed on September 24, 1999 on Form S-3, we reported that the number of common shares that were issuable upon conversion of the preferred shares depends upon the market price of the common share at the time of conversion. The conversion ratio has been modified on the remaining unconverted preferred shares since such report so that each preferred share is convertible into 50,350 shares of common stock.

         All common shares issuable by us upon conversion of the preferred shares are registered and included in this prospectus. As a result, all common shares issued upon conversion will be eligible for sale in the marketplace without restriction, except to the extent that any of the selling stockholders are deemed to be "affiliates" of us at the time of sale. We cannot assure you that the trading price of our common shares will not fall significantly below the estimated conversion price, or that purchasers in this offering will not suffer significant additional dilution as a result of any such decline in the price of the common shares.

         LACK OF DIVIDENDS. We have never paid a cash dividend on any class of our capital stock and do not anticipate paying any dividends in the foreseeable future. We anticipate that future earnings, if any, will be retained to finance the development and expansion of our business.

         RISKS OF TECHNOLOGICAL CHANGE. The markets for our products and services are subject to a variety of factors including:

         o        rapidly changing technology;
         o        evolving industry standards;
         o        emerging competition; and,
         o        frequent new product and service introductions.

         We cannot assure you that we will be able to successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. To pursue the necessary technological advance necessary to continue in our business, we will be required to expend substantial time and expense, and we cannot assure you that we will succeed in adapting our businesses to changing technology standards and customer requirements.

         The introduction of new products and services by competitors could make our existing products and services obsolete and unmarketable. Also, we cannot assure you that announcements or introductions of new products or services either by us or our competitors or any change in industry standards will not cause a decline in existing sales levels of existing products or services, which could have a material adverse effect on our business, financial condition and results of operations.

         DELISTING OF SECURITIES FROM THE NADAQ STOCK MARKET. Until May 12, 1999, our common stock was quoted on the Nasdaq Stock Market. We were unable to maintain the minimum bid price of $1.00 per share and our stock was delisted. Our stock presently trades under the symbol MCTL on the OTC Bulletin Board. As a result of this delisting, an investor could likely find it more difficult to either dispose of or to obtain quotations as to, the price of our common stock.

         LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS. We have substantial net operating loss ("NOL") carryforwards for Federal and state tax purposes. Because of ownership changes to our company resulting from a merger in 1997, the use of these NOL carryforwards to offset future taxable income will be limited. This limitation of the use of our NOL carryforwards may have a material adverse effect on our results of operations and cash flow, should we have taxable income in future years.

                                 USE OF PROCEEDS

         Because the selling shareholders are selling the shares offered hereby, we will not receive any of the proceeds from any sale of the shares by the selling shareholders. All proceeds will be for the account of the selling shareholders. We will receive $562,500 if all of the 1,250,000 warrants are exercised. We will use these proceeds, if any, for working capital, business development and general corporate purposes.

                            SELLING SECURITY HOLDERS

         In June 1998, we sold 50 shares of Series A convertible preferred stock at $10,000 per share to one institutional investor. On July 8, 1998, we sold an additional 150 preferred shares at the same per share price to two other institutional investors. Along with the sale of the preferred shares we issued a total of one million warrants to purchase one million shares of our common stock. These warrants were originally exercisable at $1.25 per share and expired on May 22, 2001. In November 1998, the exercise price of these warrants was reduced to $.75 per share in exchange for the preferred shareholders' agreement to a minimum conversion rate of $.50 per share.

         In August 1999, the agreement previously reached with the holders of the preferred shares which limited the conversion rate of such stock to $.50 per common share so long as the Company's common stock continued to be listed on Nasdaq was terminated as a result of the delisting. The conversion rate for the preferred shares reverted to the terms of the original subscription agreement which provided that conversion would occur at the lower of $1.25 per common share or the arithmetic average of the three lowest closing bid prices during the forty (40) days immediately prior to conversion.

         No more than 20% of the aggregate number of preferred shares originally purchased and owned by any single entity were convertible in any thirty (30) day period. In addition, the agent that brokered the transaction, received an additional 250,000 warrants to purchase our common stock at $1.25 per share.

         On December 23, 1999, Resonance Ltd. and Rana General Holding Ltd. sold all their preferred shares and the prorated portion of warrants applicable to the unconverted preferred shares. The purchasers of such shares and prorated stock warrants were Orbit II Partners, L. P., a limited partnership formed under the laws of Delaware, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva. Carmine T. Oliva is the Company's President and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are relatives of Carmine T. Oliva. The conversion ratio of the preferred shares sold and outstanding was changed to a fixed factor whereby one share of preferred is convertible into 50,530 shares of common stock. Also, all the warrants issued in conjunction with the preferred stock (except those issued to the broker) were amended to reduce the exercise price to $0.25 per share and to extend the expiration date to December 22, 2002. These conversion and exercise terms were also applied to the remaining preferred stock and warrants applicable to the preferred stock that were not part of this exchange.

         The following table sets forth as of March 31, 2000, information regarding ownership of our common stock by the selling stockholders. The shares to be offered by the selling stockholders will be acquired through the exercise of their warrants to purchase common stock and conversion of their shares of Series A preferred stock into shares of common stock.


                                                                                                     SHARES TO
                                                                                                      BE OWNED
                                                                             TOTAL NUMBER               UPON
                                                                             OF SHARES TO           COMPLETION OF
                                                                              BE OFFERED              OFFERING
                                                        SHARES OWNED          FOR SELLING                     PERCENTAGE
          NAME OF SELLING                                 PRIOR TO           STOCKHOLDER'S           (2)          OF
            SHAREHOLDER                                OFFERING(1) (2)       ACCOUNT (1) (2)      NUMBER         CLASS
            -----------                                ---------------       ---------------      ------         -----
Fortune Fund Limited Seeker III                          1,260,600 (3)          1,260,600               0             0
Rana General Holding, Ltd.                                 187,500 (4)            187,500               0             0
Resonance Ltd.                                             365,000 (5)            365,000               0             0
Pacific Continental Securities Corporation                 250,000 (6)            250,000               0             0
Orbit II Partners, L. P.                                 2,821,485 (7)          1,915,785         905,700           5.0
Samuel J. Oliva                                            706,497 (8)            111,060         595,437           3.3
Samuel G. Oliva                                            147,347 (9)            111,060          36,287             0
Carmine T. Oliva                                         1,918,952 (10)            55,530       1,863,422           9.9


(1) Includes: (i) 3,006,535 common shares issuable upon conversion of 59.5 preferred shares; and, (ii) 1,250,000 common shares underlying warrants.

(2) The selling stockholder table assumes the sale of all shares offered by this prospectus by each selling stockholder.

(3) Includes 250,000 shares issuable upon the exercise of outstanding warrants and 1,010,600 shares issuable upon conversion of Series A Preferred Stock

(4) Represents 187,500 shares issuable upon the exercise of outstanding warrants.

(5) Represents 365,000 shares issuable upon the exercise of outstanding warrants.

(6) Represents 250,000 shares issuable upon the exercise of outstanding warrants.

(7) Includes 172,500 shares issuable upon exercise of outstanding warrants, 1,743,285 shares issuable upon conversion of Series A Preferred Stock and 150,000 shares issuable upon the exercise of warrants owned by OTAF, LLC, a New York limited liability Company, of which three administrative members are also general partners of Orbit II Partners
         L. P.

(8)      Includes 116,155 shares issuable upon exercise of outstanding warrants.

(9) Includes 46,287 shares issuable upon exercise of outstanding warrants and stock options.

(10) Includes 765,749 shares issuable upon exercise of outstanding warrants and stock options.

Carmine T. Oliva is the President and Chairman of the Board of the Company. Samuel J. Oliva is the brother and Samuel G. Oliva is the son of Carmine T. Oliva.


                              PLAN OF DISTRIBUTION

           The common shares to be acquired by the selling stockholders upon the conversion of the preferred shares or upon exercise of the warrants may be sold from time to time by the selling stockholders, subject to a current and effective prospectus.

           The common shares may be sold by the selling stockholders from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

           The shares may be sold by one or more of the following methods: (1) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (2) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(4) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale; (5) in the over-the-counter market; (6) in privately negotiated transactions; (7) through options; (8) by pledge to secure debts and other obligations; (9) to cover short sales; or (10) by a combination of the above methods. In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a selling stockholder. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a third party, and upon default, the third party may effect sales of the pledged shares pursuant to the prospectus.

           The selling shareholders may also transfer, devise or gift their shares by other means not described in this prospectus. As a result, pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock.

           Some of the shares covered by this prospectus may be sold under Rule 144 instead of pursuant to the prospectus. We will not receive any portion of the proceeds of the shares sold by the selling stockholders. The selling shareholders are not required to actually sell any of the shares held by the selling stockholders.

           We have informed the selling stockholders that the anti-manipulation provision of Regulation M promulgated under the Securities Exchange Act may apply to the sales of shares. We have also advised the selling shareholders of the requirement for delivery of this prospectus with any sale of shares offered under this prospectus.

           Selling shareholders may from time to time purchase shares of common stock in the open market. We have informed the selling shareholders that they should not sell shares under this prospectus unless they have stopped buying, bidding for or attempting to induce any other person to bid for or buy common stock in the open market as provided in applicable securities regulations, including Regulation M.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus and certain other legal matters will be passed upon by Gallagher, Briody & Butler, Princeton, New Jersey.

                                     EXPERTS

           The consolidated financial statements and schedule of MicroTel International, Inc. and subsidiaries incorporated by reference in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Company in connection with the registration of the Shares is as follows:

SEC Registration                                         $      2,105.92
NASD Fees                                                             --
Accounting Fees and Expenses                                    5,000.00
Legal Fees and Expenses, including
     Blue Sky Fees and Expenses                                 5,000.00
Printing Costs                                                  1,000.00
Miscellaneous Expenses                                          5,000.00
                                                         ---------------
     TOTAL                                               $     18,105.92
                                                         ===============

ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         There are no indemnification provisions for directors, officers or controlling persons of the Company against liability under the Securities Act. However, as permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article XI of the Company's By-laws provides for the indemnification of officers, directors and certain other persons acting on behalf of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person was or is an authorized representative of the Company, in connection with a threatened, pending or completed third-party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable for negligence or misconduct in the performance of a duty to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third-party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

         In addition, Article Fifth of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties. Section 102(b)(7) of the DGCL allows for the elimination or limiting of the personal liability of a director for monetary damages for breaches of fiduciary duties as a director except for situations involving: (i) breach of the duty of loyalty; (ii) bad faith or misconduct; (iii) unlawful dividends; or (iv) transactions where directors received an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for any alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

      EXHIBIT
      NUMBER      DESCRIPTION
      ------      -----------

         2. Merger Agreement dated December 31, 1996 between XIT Corporation, XIT Acquisition, Inc. and MicroTel International, Inc.(1)

         3.1 Certificate of Incorporation of MicroTel International, Inc. as amended to date.(2)

         3.2      Bylaws of MicroTel International, Inc.(3)

         3.3 Amended Certificate of Amendment of Certificate of Incorporation of MicroTel International, Inc.(7)

         4.1 Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International Inc., a Delaware Corporation. (12)

         4.2 Warrant to Purchase Common Stock of MicroTel International, Inc. Issued to DDC.(4)

         4.3 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to Yorkton Securities, Inc.(7)

         4.4 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to Entrenet Group, L.L.C.(7)

         4.5 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to various subscribers.(7)

         4.6 Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International, Inc.(11)

         4.7 Second Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International, Inc.(15)

         5.1      Opinion of Gallagher, Briody & Butler.(12)

         10.1     1986 Incentive Stock Option Plan.(3)

         10.2 Form of Officers Deferred Compensation Agreement by and between Raymond E. Jacobson and CXR Corporation.(5)

         10.3     Qualified Employee Stock Purchase Plan.(3)

       EXHIBIT
       NUMBER     DESCRIPTION
       ------     -----------

         10.4     1993 Incentive Stock Option Plan.(6)

         10.5     Stock Purchase Agreement with DDC.(4)


         10.6     First Amendment to Stock Purchase Agreement with DDC.(4)

         10.7 First Amendment to Stock Purchase Agreement with Daniel Dror and Company. (4)

         10.8 Agreement between MicroTel International, Inc. and Elk International Corporation, Ltd. dated November 15, 1996 (without Exhibits).(8)

         10.9 Settlement Agreement between MicroTel International, Inc. and Daniel Dror dated December 3, 1996 (without Exhibits).(8)

         10.10 Agency Agreement between MicroTel International, Inc. and Yorkton Securities, Inc.(7)

         10.11 Form of Subscription Agreement between MicroTel International, Inc. and various subscribers.(7)

         10.12 Employment Arrangement between Henry Mourad and Registrant (without Exhibits).(7)

         10.13 Employment Arrangement between Barry Reifler and Registrant (without Exhibits).(7)

         10.14 Employment Agreement dated January 1, 1996 between XIT and Carmine T. Oliva.(8)

         10.15    Lease Agreement between XIT Corporation and P&S
                  Development.(8)

         10.16    Lease Agreement between XIT Corporation and Don Mosco.(8)

         10.17 General Partnership Agreement between XIT Corporation and P&S Development.(8)

         10.18 Lease Agreement between XCEL Arnold Circuits, Inc. and RKR Associates.(8)

         10.19 Option Agreement between MicroTel International, Inc. and Elk International Corporation dated November 15, 1996.(8)

       EXHIBIT
       NUMBER     DESCRIPTION
       ------     -----------

         10.20 Amendment to Option Agreement between MicroTel International, Inc. and Daniel Dror dated November 15, 1996.(8)

         10.21 Option Agreement between MicroTel International, Inc. and Elk International Corporation dated December 3, 1996.(8)

         10.22 Warrant to Purchase Common Stock of MicroTel International, Inc. issued to Elk International Corporation.(8)

         10.23 Agreement of Settlement and Mutual Release between MicroTel International, Inc. and Francis John Gorry dated June 28, 1996.(8)

         10.24 Amended Agreement of Settlement and Mutual Release between MicroTel International, Inc. and Francis John Gorry dated November 30, 1996.(8)

         10.25 Promissory Note between MicroTel International, Inc. and Jack Talan dated February, 1997.(8)

         10.26 Lease Agreement between SCI Limited Partnership-I and CXR Telcom Corporation, Dated July 28, 1997. (9)

         10.27 Share Exchange Agreement among CXR Telcom Corporation, MicroTel International, Inc. and Eric P. Bergstrom, Steve T. Robbins and Mike B. Peterson, Dated October 17, 1997. (10)

         10.28 Indemnity Escrow Agreement among CXR Telcom Corporation, MicroTel International, Inc., Eric P. Bergstrom, Steve T. Robbins and Mike B. Peterson and Gallagher, Briody & Butler, Dated October 17, 1997. (10)

         10.29 Form of Contingent Stock Agreement among CXR Telcom Corporation, MicroTel International, Inc., Critical Communications Incorporated, Mike B. Peterson, Eric P. Bergstrom and Steve T. Robbins, Dated October 17, 1997. (10)

         10.30 Form of Severance Agreement among CXR Telcom Corporation, Critical Communications Incorporated, Mike B. Peterson, Eric
                  P. Bergstrom and Steve T. Robbins, Dated October 17, 1997.
                  (10)

         10.31 Asset Purchase Agreement, among Arnold Circuits, Inc, BNZ Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc., XIT Corporation and Mantalica & Treadwell (without exhibits), Dated January 9, 1998. (10)

       EXHIBIT
       NUMBER     DESCRIPTION
       ------     -----------

         10.32 Addendum No. 1 to Asset Purchase Agreement, among Arnold Circuits, Inc, BNZ Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc., XIT Corporation and Mantalica & Treadwell, Dated March 31, 1998. (10)

         10.33 Bill of Sale and Assignment and Assumption Agreement between XCEL Arnold Circuits, Inc.and Arnold Circuits, Inc., Dated March, 31 1998. (10)

         10.34 Warrant to Purchase Common Stock of MicroTel International, Inc. issued to BNZ Incorporated. (10)

         10.35 Guaranty of Robert Bertrand in favor of XCEL Arnold Circuits, Inc., Dated March 31, 1998. (10)

         10.36 Guaranty of BNZ Incorporated in favor of XCEL Arnold Circuits, Inc., Dated March 31, 1998. (10)

         10.37 Pledge and Escrow Agreement between BNZ Incorporated and XCEL Arnold Circuits, Inc., Dated March 31, 1998. (10)

         10.38 Promissory Note between Arnold Circuits, Inc. and XCEL Arnold Circuits, Inc. Dated March 31, 1998. (10)

         10.39 Promissory Note between XIT Corporation and Arnold Circuits, Inc. Dated March 31, 1998. (10)

         10.40 Security Agreement between Arnold Circuits, Inc and XCEL Arnold Circuits, Inc. Dated March 31, 1998. (10)

         10.41 Joint Marketing and Supply Agreement between Arnold Circuits, Inc and XCEL Etch Tek, Dated March 31, 1998. (10)

         10.42 Loan and Security Agreement between Congress Financial Corporation (Western) and MicroTel International, Inc., XIT Corporation, CXR Telcom Corporation and HyComp, Inc. dated June 23, 1998. (11)

         10.43 Security Agreement between Congress Financial Corporation (Western) and XIT Corporation dated June 23, 1998. (11)

         10.44 Subscription Agreement for the sale of Series A Convertible Preferred Stock of MicroTel International, Inc. to Fortune Fund Limited Seeker III. (11)

       EXHIBIT
       NUMBER     DESCRIPTION
       ------     -----------

         10.45 Subscription agreement for the sale of Series A Convertible Preferred Stock of Microtel International, Inc. to Rana general Holding, Ltd.

         10.46 Subscription Agreement for the sale of Series A Convertible Preferred Stock of MicroTel International, Inc. to Resonance Ltd. (11)

         10.47 Form of Warrant to purchase the Common Stock of MicroTel International, Inc. issued in connection with the sale of Series A Convertible Preferred Stock. (11)

         10.48 Amended Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International, Inc. a Delaware Corporation. (11)

         10.49 Employment Agreement between MicroTel International, Inc. and James P. Butler dated May 1, 1998. (11)

         10.50 Lease agreement between MicroTel International Inc. and Property Reserve Inc. dated September 16, 1999. (14)

         10.51 Lease agreement between XIT, Inc. and Ranch Cucamonga Development Company dated August 30, 1999. (14)

         10.52 Asset Purchase Agreement between HyComp, Inc. and HyComp Acquisition Corp., c/o SatCon Technology Corporation, dated March 31, 1999. (13)

         23.1     Consent of Independent Certified Public Accountants (#)

         23.2     Consent of Gallagher, Briody & Butler (included as part of
                  Exhibit 5.1).

         24.1 Power of Attorney (included as part of the original signature page).(#)

-----------------------
         (#)      Filed herewith.

         (1) Incorporated by reference to MicroTel International, Inc. report on Form 8-K filed as Exhibit 1 to Item 2 of the Report on January 21, 1997 (File No. 1-10346).
         (2) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1995 (File No. 1-10346).
         (3) Incorporated by reference to CXR Corporation Registration Statement on Form S-4 No. 33-30818.
         (4) Incorporated by reference to CXR Corporation annual report on Form 10-K for the year ended June 30, 1994 (File No. 1-10346).
         (5) Incorporated by reference to CXR Telecom Corporation annual report on Form 10-K for the year ended June 30, 1993 (File No. 1-10346).
         (6) Incorporated by reference to CXR Corporation Registration Statement on Form S-8 No. 33-77926.
         (7) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1996 (File No. 1-10346).
         (8) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K/A for the year ended December 31, 1996 (File No. 1-10346).
         (9)      Incorporated by reference to MicroTel International, Inc.
                  Registration Statement on Form S-8 No. 333-29925.
         (10)     Incorporated by reference to MicroTel International, Inc.
                  annual report on Form 10-K for the year ended December 31, 1997 (File No. 1-10346).
         (11) Incorporated by reference to MicroTel International, Inc. interim report on Form 10-Q for the six months ended June 30, 1998 (File No. 1-10346).
         (12)     Incorporated by reference to MicroTel International, Inc.
                  Registration Statement on Form S-1 No. 333-64695.
         (13)     Incorporated by reference to MicroTel International, Inc.
                  interim report on Form 10-Q for the three months ended March 31, 1999 (File No. 1-10346).
         (14) Incorporated by reference to MicroTel International Inc. interim report on Form 10-Q for the nine months ended September 30, 1999. (File No. 1-10346)
         (15) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1999 (File No. 1-10346).

ITEM 17  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, on this 6th day of April, 2000.

                                           MicroTel International Inc.

                                           By: /s/ Carmine T. Oliva
                                               ---------------------------------
                                           Carmine T. Oliva
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

         Each person, in so signing, also makes, constitutes and appoints Carmine T. Oliva, Chairman and Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.


          SIGNATURE                 CAPACITY                                          DATE
          ---------                 --------                                          ----

/s/ Carmine T. Oliva                Chairman of the Board of Directors,           April 6, 2000
-----------------------------       President, Chief Executive Officer
Carmine T. Oliva                    (Principal Executive Officer)




/s/ Laurence P. Finnegan, Jr.       Director                                      April 6, 2000
-----------------------------
Laurence P. Finnegan, Jr.



/s/ Robert B. Runyon                Director                                      April 6, 2000
-----------------------------
Robert B. Runyon



/s/ Randolph D. Foote               Chief Financial Officer                       April 6, 2000
-----------------------------       (Principal Accounting and
Randolph D. Foote                   Financial Officer)
